AMENDMENT TO FUND ACCOUNTING AGREEMENTS
This AMENDMENT (this “Amendment”) is made and entered into, as of this 27th day of August, 2020, by and between MUFG Investor Services (US), LLC (“MUIS”) and each of Fiduciary/Claymore Energy Infrastructure Fund (formerly, Fiduciary/Claymore MLP Opportunity Fund) (“FMO”); Guggenheim Taxable Municipal Managed Duration Trust (formerly, Guggenheim Build America Bonds Managed Duration Trust) (“GBAB”); Guggenheim Energy & Income Fund (“XGEIX”);  Guggenheim Credit Allocation Fund (“GGM”); Guggenheim Strategic Opportunities Fund (“GOF”); and Guggenheim Enhanced Equity Income Fund (“GPM”) (each a “Trust” and collectively, the “Trusts”).
WHEREAS, Rydex Fund Services, LLC (“RFS”) and each Trust entered into certain Fund Accounting Agreements, dated as of December 1, 2013, with respect to FMO, June 1, 2013, with respect to GBAB, August 13, 2015, with respect to XGEIX, June 25, 2013, with respect to GGM, June 1, 2013, with respect to GOF, and January 1, 2014, with respect to GPM (as the same may have been amended through the date hereof, the “Existing Agreements”), pursuant to which RFS agreed to provide certain services to the Trusts;
WHEREAS, Mitsubishi UFJ Trust and Banking Corporation acquired RFS on October 4, 2016 and RFS was renamed “MUIS”;
WHEREAS, MUIS agreed to continue providing the services to each Trust as set forth in, and subject to the terms of, each of the Existing Agreements; and
WHEREAS, the parties desire to amend the Existing Agreements effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), as and to the extent set forth in this Amendment (the Existing Agreements, as amended by this Amendment and any other amendments following the Effective Time, the “Agreements”);
NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.
Superseding Terms.  Except as specifically set forth in this Amendment, as of the Effective Time, (a) the terms of this Amendment shall supersede any contrary terms of the Existing Agreements and (b) in the event of any inconsistency between this Amendment and the terms of the Existing Agreements, this Amendment shall control.  Except as otherwise specifically set forth in this Amendment, the Existing Agreements shall remain in full force and effect in accordance with their terms.

2.
Term.  As of the Effective Time, each of the Agreements shall be amended such that, subject to the termination provisions in the applicable Existing Agreement, the term of each such Agreement shall continue in effect until the last business day prior to the date that is three (3) years from the Effective Time or its earlier termination in accordance with the terms of the Agreement. Thereafter, the term of each of the Agreements may be continued for a single two (2) year term and then successive one (1) year terms unless either party provides written notice of non-renewal to the other party at least 90 days prior to the date at which such automatic extension would otherwise occur. For the avoidance of doubt, the continuation or termination of any of the Agreements with respect to any of the Trusts shall be independent of the continuation or termination of any of the Agreements with respect to any other Trust.

3.
Out of Pocket Expenses.  As of the Effective Time, Section 4 (Reimbursement of Expenses and Miscellaneous Service Fees Relating to Fund Accounting) of the Existing Agreements is hereby deleted in its entirety and replaced with the following:

(a)
In addition to paying MUIS the fees provided in Schedule A, the Trust agrees to reimburse MUIS for its reasonable out-of-pocket expenses (for which no mark-up for MUIS overhead expenses shall be included) in providing fund accounting services hereunder, as set forth below (or as may be mutually agreed to by the parties from time to time):

(i)	Fees of third-party pricing services as instructed by the Trust or its officers.
4.	Execution. This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.
[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first set forth above.
MUFG INVESTOR SERVICES (US), LLC
By:  ___________________________
Name: Mr. Shinya Matsuzaki
Title: Managing Director
ON BEHALF OF EACH OF THE TRUSTS FIRST LISTED ABOVE
By:  ___________________________
Name: Brian Binder
Title: Chief Executive Officer and President